Stock Tender Offer

OFFER TO AMEND THE EXERCISE PRICE OF CERTAIN OPTIONS ELECTION FORM

ELECTION AMENDMENT REVIEW

You have made the following elections with respect to your eligible options:

Option Date	Option Number	# of Unexercised Shares Subject to the Eligible Option	Current Exercise Price per Share	New Exercise Price per Share (if offer is accepted)	Cash Payment per Share (if offer is accepted)	Total Cash Payment (if offer is accepted)	Amend Entire Eligible Portion?
6/1/2003	abcdef1	6791	5.25	5.3	0.05	339.55	Yes
6/1/2004	pqrstuv1	5000	4.81	5.21	0.4	2000	No

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